                               Register.com, Inc.
                                575 Eighth Avenue
                                   11th Floor
                            New York, New York 10018




                                January 31, 2000


Internet Web Builders, L.L.C.
1270 Avenue of the Americas, Suite 1905
New York, New York  10019

Attention:  Kenneth Greif

                  Re:      Register.com, Inc. Board of Directors
                           -------------------------------------
Dear Mr. Greif:

                  Reference is hereby made to the Amended and Restated Stockholder Agreement (the "Agreement"), dated as of June 30, 1999, by and among the Company, Internet Web Builders, L.L.C. ("IWB") and certain other stockholders of the Company, pursuant to which Agreement IWB received among other things the right to elect one member to the Board of Directors of the Company ("the Board"). In consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and IWB agree as follows:

                  1. IWB hereby agrees to forfeit its right pursuant to Section 9(a) of the Agreement to designate one member to the Board, effective as of the date hereof. IWB further agrees and understands that, pursuant to Section 9(d) of the Agreement, the remaining members of the Board shall be entitled to fill such position.

                  2. The Company hereby grants Mr. Greif (the "Observer"), effective as of the date hereof, the non-transferrable right to attend all meetings of the Board in a non-voting observer capacity and, in this respect, shall give such Observer, at the same time such information is distributed to the Board, copies of all notices, minutes, consents, correspondence and other material that the Company provides to its directors, including being placed on the circulation list for the contemporaneous receipt of all e-mail correspondence. Such Observer may participate in discussions of matters brought before the Board.
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                  The Company's agreement under this Section is subject to the agreement by the Observer to hold in confidence all information and materials (other than (a) information and materials that are or becomes generally available to the public through no improper action or inaction on the part of the Observer or (b) was properly in the Observer's possession or properly known by the Observer without restriction prior to receipt from the Company or (c) was rightfully disclosed to the Observer by a third party without restriction) that he may receive or be given access to in connection with meetings of the Board and to be held, with respect to all information so provided, to the same standards as are Board members pursuant to their duties under Delaware law. The Observer also agrees that the Observer may be excluded from certain confidential "closed sessions" of the Board during such portions of its meeting at which the presence of the Observer would (i) jeopardize the Company's attorney-client privilege, (ii) be inappropriate for reasons of conflicts of interest or (iii) otherwise be prohibited by law as advised by legal counsel to the Company.

                  The rights of the Observer described in this Section shall terminate upon the first to occur of: (a) the date that is eighteen months after the closing of the initial public offering of the Company, (b) the closing of any merger or other acquisition involving the Company in which the Company is not the surviving corporation or in which the shareholders of the Company immediately prior to such transaction own less than fifty percent of the voting equity securities of the surviving corporation or entity immediately after such transaction, (c) the date on which the Observer, in conjunction with members of his immediate family or trusts held for the benefit of himself or his immediate family, shall no longer be the beneficial holder of at least 5% of the outstanding securities of the Company or (d) upon the mailing by the Observer of a letter by certified mail to the Company announcing his intention to terminate his rights hereunder.

                  3. This letter agreement shall supersede any and all prior or contemporaneous agreements between the parties hereto only with respect to the specific subject matter hereof, and shall be governed by and construed exclusively in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law. This letter agreement may be amended only by a writing signed by the parties hereto. If one or more provisions of this agreement are held to be unenforceable under applicable law, then such provisions(s) will be excluded from this agreement and the balance of this agreement will be interpreted as if such provisions(s) were so excluded and will be enforceable in accordance with its terms. Nothing in this letter agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this letter agreement.

                  This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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                  Please indicate your acceptance of the foregoing provisions of this letter agreement by signing where indicated and returning it to the undersigned.

                                               Sincerely,

                                               REGISTER.COM, INC.




                                               By:   /s/ Richard D. Forman
                                                    --------------------------
                                                     Name: Richard D. Forman
                                                     Title: President and CEO



ACCEPTED AND AGREED:
-------------------



INTERNET WEB BUILDERS, L.L.C.



By:   /s/ Kenneth Greif
      ---------------------------
      Name: Kenneth Greif
      Title:  Managing Member


/s/ Kenneth Greif
----------------------
Kenneth Greif